UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

(Date of earliest event reported): June 4, 2009

IMPERIAL PETROLEUM, INC.

(Exact name of Registrant as specified in its charter)

Nevada	0-9923	95-3386019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification)

329 Main Street, Suite 801

Evansville, IN 47708

(Address of principal executive office and zip code)

(812) 867-1433

(Registrant’s telephone number, including area code)

Check the appropriate box bellow if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01 EXECUTION OF A MATERIAL DEFINITIVE AGREEMENT:

The Registrant received and accepted a Stock Subscription Agreement and a Convertible Debt Subscription Agreement from Novus Acquisition and Development Corp. (“collectively the “Agreements”) dated June 4, 2009. At the request of Novus, Novus and the Company amended the Agreements on June 8, 2009 (“Amendment Number One”) to provide for a Closing Date of June 30, 2009 and to provide Novus with an opportunity to conduct further due diligence. Under the terms of the Stock Subscription Agreement Novus will acquire 16,400,000 shares of the restricted common stock of the Company representing approximately 49% of the issued and outstanding shares in exchange for $3.2 million in cash. Under the terms of the Convertible Debt Subscription Agreement, Novus will pay to the Registrant $1.72 million in exchange for a two year Note bearing interest at the rate of 7% per annum paid quarterly in arrears. The Note is convertible into restricted common stock of the Registrant at a conversion price of $0.40/share after December 31, 2009 or upon approval of the shareholders of the Company at the option of either Novus or the Registrant. If the Note is converted, Novus would control approximately 55% of the issued and outstanding common stock of the Registrant.

ITEM 9.01	EXHIBITS

(d)	Exhibits

Exhibit Number	Description of Exhibit
99.1	Stock Subscription Agreement
99.2	Convertible Debt Subscription Agreement
99.3	Amendment Number One

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Imperial Petroleum, Inc.

BY:	/s/ Jeffrey T. Wilson
Jeffrey T. Wilson
Title:	President

Dated: June 9, 2009